SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 23, 2003

IMPAC Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50082	94-3109238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Evelyn Avenue, Mountain View, CA	94041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 623-8800

(Former name or former address if changed since last report)

Item 2. Acquisition or Disposition of Assets.

On December 23, 2003, IMPAC Medical Systems, Inc. (“IMPAC”) completed the acquisition of substantially all of the assets and certain liabilities of Tamtron Corporation and Medical Registry Services, Inc., the PowerPath® pathology information management and cancer registry information system businesses of IMPATH Inc., for approximately $22 million in cash and the assumption of certain liabilities. IMPAC intends to continue to operate each of the acquired businesses. The acquisition was made pursuant to an asset purchase agreement, dated as of November 24, 2003, by and among Tamtron Corporation, Medical Registry Services, Inc. and IMPAC. The source of the cash payment was the proceeds of IMPAC’s initial public offering. The cash consideration in the acquisition was arrived at through arms’ length negotiations.

Item 7. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not filed herewith. Pursuant to Item 7(a)(4) of Form 8-K, IMPAC undertakes to file such information by amendment to this report as soon as it is available and in any event no later than 60 days after the date of the filing of this report.

(b) Pro Forma Financial Information.

Not filed herewith. Pursuant to Item 7(a)(4) of Form 8-K, IMPAC undertakes to file such information by amendment to this report as soon as it is available and in any event no later than 60 days after the date of the filing of this report.

(c) Exhibits.

2.1	Asset Purchase Agreement, dated as of November 24, 2003, by and among Tamtron Corporation, Medical Registry Services, Inc. and IMPAC Medical Systems, Inc. (incorporated by reference to Exhibit 99.2 to IMPAC’s Current Report on Form 8-K dated November 24, 2003).*

*	The schedules to this agreement, as set forth on page (v) of the Table of Contents, have not been filed herewith, pursuant to Item 601(b)(2) of Regulation S-K. IMPAC agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MEDICAL SYSTEMS, INC.

By:	/s/ Kendra A. Borrego
Kendra A. Borrego Chief Financial Officer

Date:    January 6, 2004

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of November 24, 2003, by and among Tamtron Corporation, Medical Registry Services, Inc. and IMPAC Medical Systems, Inc. (incorporated by reference to Exhibit 99.2 to IMPAC’s Current Report on Form 8-K dated November 24, 2003).*

*	The schedules to this agreement, as set forth on page (v) of the Table of Contents, have not been filed herewith, pursuant to Item 601(b)(2) of Regulation S-K. IMPAC agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.